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                                                                       Exhibit 3



                              September 30, 1996



Blue Cross Blue Shield of Texas, Inc.
901 South Central Expressway
Richardson, Texas  75080

Gentlemen:

     The undersigned understands that Blue Cross Blue Shield of Texas, Inc. ("BCBSTX") proposes to enter into Secured Convertible Term Loan Agreement with Managed Care Solutions, Inc. ("MCS") pursuant to which BCBSTX proposes to loan MCS $3,000,000 (the "Loan").

     As an inducement to BCBSTX and in consideration of BCBSTX's agreement to make the Loan and for other good and valuable consideration, receipt of which is hereby acknowledged, the undersigned agrees that without your prior written consent, he will not, directly or indirectly, prior to September 30, 1997, offer, sell, contract to sell, pledge (except as provided below), grant any option to purchase or otherwise dispose of any Common Stock, $.01 par value per share (the "Common Stock"), including, without limitation, shares of Common Stock which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and shares of Common Stock which may be issued upon exercise of a stock option or warrant, or any securities convertible into or exercisable or exchangeable for such Common Stock or, in any manner, transfer all or a portion of the economic consequences associated with or measured by the ownership of the Common Stock, without the prior written consent of BCBSTX; provided, however, that the undersigned may (i) at any time, transfer the Common Stock pursuant to a bona fide gift made to a family member or to a charitable organization or to a trust solely for the benefit therefor (provided that such transferee shall prior thereto agree in writing to all of the restrictions on transfer referred to in this letter and deliver a copy of such agreement to BCBSTX in form and substance satisfactory to BCBSTX), or (ii) pledge the Common Stock to a lender as part of a bona fide loan to the undersigned in an amount which at the time of such pledge does not exceed more than 50% of the fair market value of such pledged Common Stock and, such lender may, upon prior written notice to BCBSTX, sell or otherwise dispose of such Common Stock as an exercise of its remedies under the terms of the loan after a default on such loan by the undersigned, it being understood that the undersigned will not enter into a pledge agreement unless the lender agrees to be bound, and cause any transferee of such Common Stock as a result of the lender's exercise of
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Blue Cross Blue Shield of Texas, Inc.
September 30, 1996
Page 2


its rights under such pledge to be bound, by the provisions of this clause (ii) with respect to the shares of Common Stock so pledged.

     On and after October 1, 1997, the undersigned agrees that without your prior written consent, he will not offer, sell, contract to sell or pledge (except as provided above), grant any option to purchase or otherwise dispose of any Common Stock (including, without limitation, shares of Common Stock which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and shares of Common Stock which may be issued upon the exercise of a stock option or warrant) or any securities convertible into or exercisable or exchangeable for Common Stock, or in any manner, transfer all or a portion of the economic consequences associated with or measured by the ownership of the Common Stock, in an amount which constitutes more than 1% of the outstanding Common Stock of the Company during any six-month period ending on September 30. Notwithstanding the foregoing, no such transaction shall occur until the undersigned shall have given BCBSTX the first right to purchase any and all of such Common Stock on the same terms and conditions of such proposed transaction. Such right of first refusal shall be given to BCBSTX by means of a written notice from the undersigned to BCBSTX that sets forth the name of the proposed transferee, the number of shares proposed to be disposed of, the price per share, and all other terms and conditions of the proposed disposition. If such terms and conditions include the payment of noncash consideration, the fair value of such noncash consideration shall, at BCBSTX's option be determined by the Board of Directors of the Company in its reasonable judgment and BCBSTX shall be entitled to pay the fair value of such consideration in cash. If BCBSTX shall not have exercised such first right of refusal within 10 days of receiving written notice of the undersigned's intent to enter into such a transaction, the undersigned shall be entitled to proceed with such transaction, so long as such transaction is consummated upon terms and conditions no less favorable to the undersigned than those stated in the written notice of such proposed disposition and such transaction is consummated 10 days after the expiration of BCBSTX's right of first refusal or notice from BCBSTX in writing that it does not intend to exercise its first right of refusal. Notwithstanding the foregoing, if the undersigned proposed to sell stock within the above described 1% limit in a Rule 144 transaction, he will submit his completed Form 144 to BCBSTX. BCBSTX shall have the right to purchase the shares which he proposes to sell for a period of 10 days following receipt of such form at the aggregate market value of such shares set forth on the completed form. If BCBSTX does not elect to exercise its right within ten days, the undersigned shall have the right to sell the shares covered by his notice within 90 days following delivery of such notice in a bona fide Rule 144 sale.

     In addition, the undersigned agrees that the Company may (1) with respect to any shares of Common Stock for which the undersigned is the record holder, cause the transfer agent for the Company to note stop transfer instructions with respect to such shares of Common Stock on the transfer books and records of the Company and (ii) with respect to any shares of Common Stock for which the undersigned is the beneficial holder but not the record holder, cause the record

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Blue Cross Blue Shield of Texas, Inc.
September 30, 1996
Page 3


holder of such shares of Common Stock to cause the transfer agent for the Company to note stop transfer instructions with respect to such shares of Common Stock on the transfer books and records of the Company.

     The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this letter agreement, and that, upon request, the undersigned will execute any additional documents necessary or desirable in connection with the enforcement hereof. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors, and assigns of the undersigned. This letter agreement shall be in effect and enforceable by BCBSTX until the earlier of (i) one year after the conversion of the Loan into Common Stock or
(ii) payment of the Loan in full in cash. The provisions of this letter shall inure to the benefit of BCBSTX and its successors and assigns and their respective successors and assigns.

                                                 Very truly yours,



                                                 /s/ James A. Burns
                                                 James A. Burns


Accepted:

BLUE CROSS AND BLUE SHIELD
 OF TEXAS, INC.


By:  /s/ Michael R. Lewis
     --------------------